UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 5, 2007

Network Appliance Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-27130	77-0307520
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

495 East Java Drive, Sunnyvale, California		94089
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 822-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Revolving Credit Agreement

On October 5, 2007, Network Appliance Inc. ("Borrower"), a Delaware corporation, entered into a secured credit agreement (the "Agreement"), between the Borrower, the lenders party thereto and JPMorgan Chase Bank, National Association, as administrative agent. The Agreement provides for a revolving secured credit facility of up to $250 million with a term of five years from the effective date of October 5, 2007. The facility provides for an expansion option that will allow the Borrower to request an increase in the facility for an additional $250 million for a potential total commitment of $500 million. The Borrower may borrow, prepay without premium or penalty and reborrow such revolving loans as long as the sum of the outstanding principal amounts of the revolving loans is less than the aggregate facility availability. On October 10, 2007, $250 million was advanced to the Borrower. The proceeds of the revolving loans may be used by the Borrower for general corporate purposes, including stock repurchases and working capital needs.

Revolving loans may be, at Borrower’s option, Alternative Base Rate borrowings or Eurodollar borrowings. Interest on Eurodollar borrowings accrues at a rate based on LIBOR for the interest period specified by the Borrower plus a margin. Interest on Alternative Base Rate borrowings accrues at a rate based on the Prime Rate in effect on such day. A commitment fee accrues at a predetermined rate on the average daily amount of the unused portion of the aggregate lenders’ commitment. Interest on the loans is payable quarterly in arrears with respect to Alternative Base Rate borrowings and at the end of an interest period in the case of Eurodollar borrowings (or quarterly if the interest period is longer than three months). The commitment fee is payable quarterly in arrears.

The obligations of Borrower under the Agreement will be guaranteed by any future material domestic subsidiaries and are secured by certain investments held by Borrower in an amount of not less than the outstanding principal amount of the revolving loans. In the event that the aggregate outstanding principal amount of the revolving loans exceeds the value of the pledged investments, the Borrower is required to make a mandatory payment equal to such excess or to pledge additional collateral as security.

The Agreement requires Borrower to comply with a maximum leverage ratio and to maintain a minimum amount of liquidity. Additionally, the Agreement contains affirmative covenants, including reporting requirements, covenants regarding conduct of business, payment of obligations, including taxes, maintenance of properties and insurance, inspection rights, compliance with applicable law and maintenance of collateral. Further, the Agreement contains negative covenants limiting the ability of Borrower and its subsidiaries to, among other things, incur indebtedness at the subsidiary level, grant liens, sell all or substantially all assets, enter into certain mergers, change their business, enter into swap agreements, enter into transactions with affiliates, and enter into certain restrictive agreements.

The events of default under the Agreement include payment defaults, misrepresentations, breaches of covenants, cross defaults with certain other indebtedness, bankruptcy events, judgments, certain ERISA events and changes of control. The occurrence of an event of default could result in the acceleration of the Borrower’s obligations under the Agreement, an increase in the rate of interest, the exercise of rights and remedies provided to the administrative agent under the Agreement or at law or equity, and an obligation of any or all of the Borrower’s material domestic subsidiaries to pay the full amount of the Borrower’s obligations under the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement, which will be filed as an exhibit to Network Appliance Inc.’s Annual Report on Form 10-Q for the period ending October 26, 2007.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 "Entry into a Material Definitive Agreement" is incorporated by reference into this Item 2.03 as if fully set forth herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Network Appliance Inc.

October 12, 2007	By:	/s/ Steven J. Gomo

Name: Steven J. Gomo
Title: Chief Financial Officer and Executive Vice President of Finance